Exhibit 99.1

NEWS RELEASE

For Immediate Release

August 9, 2005

INTEREP REPORTS IMPROVED SECOND QUARTER 2005 FINANCIAL RESULTS

NEW YORK—Interep National Radio Sales, Inc. (“Interep”) (OTC BB: IREP), the largest independent sales and marketing company specializing in radio and the Internet, today announced its second quarter financial results.

Commission revenue increased $1.1 million, or 5.3%, to $21.7 million for the quarter ended June 30, 2005, from $20.6 million for the same period last year. Commission revenues for the first six months of 2005 increased to $39.2 million from $37.5 million for the first six months of 2004, or approximately 4.4%. These increases are primarily due to the recent improvement in national spot advertising generally.

Ralph Guild, Interep’s Chairman and CEO, said, “With our second consecutive quarter of improved commission revenue, as well as our on-going success in paring down non-sales related costs, our 2005 performance continues to show improvement over last year. Demand for national radio advertising remains solid and several key categories, including foreign auto and telecommunications, are showing improvement in the second half of the year.”

“Another significant event for Interep in second quarter was our retention of the investment banking companies Allen & Company and Longacre Partners to advise the company on growth strategies and financial restructuring. Both companies are world-class investment banking firms. Their vision, expertise and connections within the media universe are unparalleled. We are working with them to help us restructure our debt, and to review and assess the strategic position of our company, including an appraisal of intra-industry and organic growth opportunities. With the guidance of these top advisors, I am confident that we will strengthen our balance sheet and improve profitability and shareholder value.”

For the second quarter 2005, net income applicable to common shareholders was $5.9 million as compared to net loss applicable to common shareholders of $6.1 million for the comparable period last year. This was a positive change of $12.0 million for the quarter. Income per share applicable to common shareholders for the second quarter 2005 was $0.52 as compared to loss per share for the comparable period last year of $0.59. For the first six months of 2005, net income applicable to common shareholders was $0.1 million as compared to a net loss applicable to common shareholders of $15.3 million for the comparable period last year. This was a positive change of $15.4 million for the first six months. Income per share applicable to common shareholders for the first six months of 2005 was $0.01 as compared to loss per share for the comparable period last year of $1.48.

During the second quarter 2005, the company recorded $13.2 million of contract termination revenue, the majority of which relates to Cumulus Broadcasting’s termination of its representation contract with us in May 2005 and which accounts for the greater part of the increase in net income. The company also wrote-off $3.3 million of deferred representation contract costs related to the termination of the Cumulus representation contract, which are included in depreciation and amortization in 2005.

Selling, general and administrative (“SG&A”) expenses decreased to $19.3 million for the second quarter 2005, from $20.0 million for the same period last year. SG&A for the first six months of 2005 decreased to $36.0 million from $38.0 million for the same period last year. Past severance programs that have produced significant reductions in compensation costs, the termination of certain special sales promotions and the non-recurrence of certain 2004 litigation expenses contributed to these decreases, offset in part by costs associated with severance programs implemented in 2005, which amounted to almost $2 million.

Operating income before depreciation and amortization improved $14.0 million to $15.6 million for the second quarter 2005 as compared to $1.6 million for the same period last year. Included in operating income before depreciation and amortization in the second quarter 2005 was $13.2 million of contract termination revenue as compared to $0.9 million in the same period of 2004. Operating income before depreciation and amortization improved $15.9 million to $16.5 million for the first six months of 2005 as compared to $0.6 million for the same period last year. Included in operating income before depreciation and amortization in the first six months of 2005 was $13.4 million of contract termination revenue as compared to $1.2 million in the same period of 2004. The presentation of Interep’s historical financial performance reflects the adoption by the SEC of Regulation G and related guidance affecting the use and disclosure of non-GAAP financial measures. As a consequence, Interep no longer refers to “Operating Income before Depreciation and Amortization” as “EBITDA.” Operating income before depreciation and amortization is a non-GAAP financial measure that Interep believes is useful in evaluating its performance.

“We continue to be excited about our prospects for 2005. The cost-cutting initiatives implemented last year coupled with those added this year continue to reflect positively on our 2005 results. Second quarter revenue exceeded the comparable period in 2004, and again we outperformed our budgeted revenue goals,” said Bill McEntee, Senior Vice President and Chief Financial Officer.

He added: “We are very pleased with our recent Commerce Bank Amendment. The bank has agreed to extend our $10 million revolving credit facility for more than a year to December 31, 2007. In addition, it also agreed to revise certain of our financial covenants to more appropriately reflect our current business operations. This Amendment indicates the continued confidence that Commerce Bank has in our operating strategy and is an important step toward reaching our long-term goals. At June 30, 2005, we had $6.0 million of cash and $7.2 million of availability under our revolving credit facility. Our improved liquidity enabled us to make our semi-annual interest payment on our Senior Notes in July and we believe we continue to have adequate liquidity for our foreseeable needs.”

ABOUT INTEREP:

Interep (OTCBB: IREP) is the nation’s largest independent advertising sales and marketing company specializing in radio, the Internet and complementary media, with offices in 17 cities. Interep is the parent company of ABC Radio Sales, Infinity Radio Sales, and the Freedom Radio Group, which includes Cumulus Radio Sales, D&R Radio, McGavren Guild Radio, SBS/Interep and Susquehanna Radio Sales. Interep Interactive is the company’s interactive representation and web publishing division specializing in the sales and marketing of on-line advertising, including streaming media. Interep Interactive includes Winstar Interactive, Cybereps and Perfect Circle Media. The Event Shop is Interep’s event marketing group. In addition, Interep provides a variety of support services, including: consumer and media research, sales and management training, promotional programs and unwired radio “networks.” Clients also benefit from Interep’s new business development team, the Interep Marketing Group, as well as Morrison and Abraham, Interep’s sales consulting division focusing on non-traditional revenue. For more information, visit the company’s website at www.interep.com.

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. For a discussion of certain factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Interep’s recent filings with the Securities and Exchange Commission.

For more information, visit the company’s website at www.interep.com.

Contact:
Ralph Guild	(212) 916-0508
Bill McEntee	(561) 227-0601
Tracey Karm	(561) 227-0673

INTEREP NATIONAL RADIO SALES, INC.

SUMMARY OPERATING DATA

(dollars in thousands)

	Three Months Ended Jun 30		Six Months Ended Jun 30
	2005	2004	2005	2004
Revenue:
Commission revenue	$21,718	$20,632	$39,165	$37,521
Contract termination	13,189	928	13,415	1,164

Total revenue	34,907	21,560	52,580	38,685
Selling expenses	16,367	16,004	30,289	30,650
General and administrative expenses	2,910	3,949	5,722	7,396

Operating income before depreciation and amortization	15,630	1,607	16,569	639
Depreciation and amortization	(7,082)	(4,916)	(11,059)	(10,216)

Operating income (loss)	8,548	(3,309)	5,510	(9,577)
Interest expense, net	(2,588)	(2,660)	(5,153)	(5,318)
Other income (expense) / tax provision	52	(28)	25	(192)

Net income (loss)	6,012	(5,997)	382	(15,087)
Preferred stock dividend	121	117	240	231

Net income (loss) applicable to common shareholders	$5,891	$(6,114)	$142	$(15,318)

E(L)PS - Fully diluted	$0.52	$(0.59)	$0.01	$(1.48)

Operating income (loss) before depreciation and amortization and contract termination revenue	$2,441	$679	$3,154	$(525)

Reconciliations of Operating Income before Depreciation and Amortization and Operating Income (Loss) before Depreciation and Amortization and Contract Termination Revenue (dollars in thousands)

	Three Months Ended Jun 30		Six Months Ended Jun 30
	2005	2004	2005	2004
Net income (loss) applicable to common shareholders	$5,891	$(6,114)	$142	$(15,318)
Add back:
Depreciation and amortization	7,082	4,916	11,059	10,216
Preferred stock dividend	121	117	240	231
Tax provision	37	28	141	192
Other income	(89)	—	(166)	—
Interest expense, net	2,588	2,660	5,153	5,318

Operating income before depreciation and amortization	$15,630	$1,607	$16,569	$639
Deduct: Contract termination revenue	(13,189)	(928)	(13,415)	(1,164)

Operating income (loss) before depreciation and amortization and contract termination revenue	$2,441	$679	$3,154	$(525)